                                                                       Exhibit E

                            VOTING TRUST AGREEMENT


          Agreement, dated September 26, 1996, between each of the record owners of shares of common stock of Sunrise Resources, Inc., a Minnesota corporation (the "Corporation"), that are listed on schedule 1 to this agreement and others who may become parties to this agreement in the manner hereinafter provided (the "Shareholders"), and Peter J. King (the "Voting Trustee");

          WHEREAS, the Shareholders, or their predecessors, have entered into that certain Shareholder Voting Agreement, dated as of May 1, 1996 (the "Shareholder's Agreement"), whereby the Shareholders appointed Peter J. King as their agent in connection with the negotiation, settlement or litigation of certain claims involving the acquisition of their stock in the Corporation; and

          WHEREAS, the Shareholders deem it to be in their mutual best interests to combine the voting power of the shares of the Corporation's common stock owned by them and vesting such voting power in the Voting Trustee as provided in this agreement; and

          WHEREAS, the Voting Trustee is willing to act in such capacity pursuant to the terms of this agreement.

          NOW THEREFORE, in consideration of the premises, the respective commitments and undertakings of the Shareholders and the Voting Trustee set forth in this agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Shareholders and the Voting Trustee agree as follows:

          1.   Delivery of Shares.  Concurrently with the execution of this
               ------------------
agreement, each Shareholder shall transfer and deliver to the Voting Trustee stock certificates evidencing the number of shares of the Corporation's common stock as is set forth on schedule 1, which certificates shall be properly endorsed for transfer on the books of the Corporation, and the Voting Trustees shall hold and deal with such certificates in the manner contemplated by this agreement.

          2.   Voting Trust Certificates.  Upon receipt from the Shareholders of
               -------------------------
stock certificates for shares of the Corporation's common stock, the Voting Trustee shall deliver or cause to be delivered to the Shareholders a voting trust certificate or certificates for the number of shares that is represented by the stock certificate or certificates so deposited with the Voting Trustee, which voting trust certificates shall be in substantially the following form:

                           VOTING TRUST CERTIFICATE

                         For Shares of Common Stock of
                            Sunrise Resources, Inc.
                           (A Minnesota Corporation)
            (Under Voting Trust Agreement Dated September 26, 1996)

        No.______                                           _______Shares

          This certifies that _________________________________ has deposited
________________ shares of common stock of Sunrise Resources, Inc. (the "Corporation"), with the Voting Trustee hereinafter named, pursuant to an agreement, dated September 26, 1996, between certain shareholders of the Corporation and the Voting Trustee (the "Agreement"). This certificate and the interest represented thereby is transferable only on the books of the Voting Trustee upon the presentation and surrender of this certificate. The holder of this certificate shall be subject to all the terms and conditions of the Agreement and shall be entitled to the benefits thereof.

          IN WITNESS WHEREOF, the Voting Trustee has caused this certificate to be signed this _________ day of September, 1996.


                                               ____________________________,
                                               Peter J. King, Voting Trustee


          In the event of a stock split, stock dividend or distribution of shares of any class of the Corporation, the Voting Trustee shall issue additional certificates to the registered holders of outstanding voting trust certificates, which additional certificates shall be modified as necessary to indicate the class of shares so represented and to reflect the interests of the Shareholders in the shares of the Corporation's stock held by the Voting Trustee.

          3.   Transfer of Voting Trust Certificates.  Subject to transfer
               -------------------------------------
restrictions set forth in the Articles of Incorporation and Bylaws of the Corporation now or hereafter and transfer restrictions imposed by applicable securities laws, the Shareholders shall be at liberty to sell or transfer the voting trust certificates as they determine to be proper. The voting trust certificates issued by the Voting Trustee may be transferred on the books of the Voting Trustee upon the surrender to the Voting Trustee of such certificates, which have been properly endorsed by the registered holders. Title to the voting trust certificates when duly endorsed shall, to the extent permitted by law, be transferable with the same effect as in the case of negotiable instruments.

          Every transferee of a voting trust certificate shall, by the acceptance of such certificate, become a party to this agreement with the effect that such transferee shall be deemed to be an original party to this agreement, and shall be regarded as a Shareholder for all purposes of this agreement.

          4.   Shareholders' Rights.  The record ownership of the shares of
               --------------------
stock of the Corporation for which certificates have been deposited with the Voting Trustee shall be vested in the Voting Trustee and shall be transferred into the name of the Voting Trustee upon the books of the Corporation. The Voting Trustee shall, as to all shares of stock so held by him, possess and be entitled to exercise all shareholders' rights of every kind, including the right to vote and the right to take part in, or consent to, any corporate or shareholders' action, except as such right has been given to the agent under the Shareholder's Agreement or is specifically limited by this agreement.

          The holders of voting trust certificates shall not have any right, with respect to any shares of stock held by the Voting Trustee, to vote such shares or to take part in or consent to any corporate or shareholders' action of the Corporation.

          The Voting Trustee may deliver the shares of stock subject to this agreement to the Corporation for exchange or surrender pursuant to any amendments to the articles of incorporation, plan of reclassification, merger, consolidation, liquidation or dissolution of the Corporation.

          5.   Exercise of Voting Rights by Voting Trustee.  The Voting Trustee
               -------------------------------------------
shall vote on matters which may come before him at any shareholders' meeting and shall exercise his best judgment from time to time to select suitable directors to the end that the affairs of the Corporation shall be properly managed.

          The Voting Trustee may vote all shares of stock held by him in person or by such person or persons as he shall select as his proxy.

          6.   Exculpation.  The Voting Trustee shall not be liable for any
               -----------
error of judgment or mistake of law, or other mistake, except for his own willful misconduct or gross negligence.

          7.   Compensation; Expense Reimbursement.  The Voting Trustee shall
               -----------------------------------
not be entitled to any compensation for his services, but shall be reimbursed by the Shareholders, on a pro rata basis, for any expenses or liabilities incurred by him in connection with his duties under this agreement, including the disbursements and reasonable compensation of his agents, attorneys, employees and officers whom he may employ in carrying out the terms and provisions of this agreement.

          The Voting Trustee shall be entitled to reimburse himself for all expenses incurred in the performance of his duties, out of any monies held or received by him as distributions with respect to any shares held in the voting trust created by this agreement.

          8.   Distributions.  The holder of each voting trust certificate shall
               -------------
be entitled to receive, from time to time, payments equal to the dividends or distribution payable in cash or property (other than shares of any class of the Corporation), if any, collected by the Voting Trustee, as is specified in such voting trust certificates, subject to the ratable payment of expenses of the Voting Trustee.

          9.   Restriction on Transfer of Shares.  During the term of this
               ---------------------------------
agreement, the Shareholders shall not be entitled to sell their respective shares of Corporation stock. The Voting Trustee shall not be entitled to transfer the shares of Corporation stock registered in his name to any other person, including the Shareholder from whom such shares were received. However, notwithstanding the foregoing restriction, the Voting Trustee shall be entitled to vote to approve a merger or sale of the Corporation or the sale, lease, transfer or other disposition of all or substantially all of the Corporation's assets.

          10.  Inspection of Agreement.  A copy of this agreement shall be filed
               -----------------------
by the Voting Trustee in the principal office of the Corporation and shall be available during business hours for inspection by the Corporation's shareholders or by the trust certificate holders.

          11.  Amendment.  If at any time the Voting Trustee shall deem it
               ---------
advisable to amend this agreement, he shall submit such amendment to the holders of voting trust certificates for their approval either by written action or at a meeting called for that purpose in the manner and upon such notice as provided by the bylaws of the Corporation for the calling of shareholders' meetings.

          If the proposed amendment is approved by the vote, in person or by proxy, of the holders of a majority in interest of the voting trust certificates then outstanding, a certificate to that effect shall be made and certified by the Voting Trustee and filed in the offices in which a copy of this agreement is required to be filed. Upon filing of such certificate, the proposed amendment shall be and become a part of this agreement.

          12.  Term; Termination.  The term of this agreement shall commence on
               -----------------
the date hereof and shall extend through December 31, 2007.   Notwithstanding
the foregoing, the term of this agreement shall automatically terminate prior to the expiration of the term in the event that (a) the Voting Trustee elects at any time to terminate this agreement, (b) the Voting Trustee shall have (i) resigned as Voting Trustee or died or (ii) been determined to be incompetent or incapacitated by the unanimous consent of the Shareholders, after consultation with a licensed physician who has examined the Voting Trustee, or (c) the Corporation is dissolved and liquidated.

          At any time after such termination, the holders of voting trust certificates shall be entitled, upon surrender of such certificates to the Corporation for cancellation, to receive certificates for the number of shares of the Corporation's common stock represented by their respective voting trust certificates. For the purpose of transferring such certificates upon termination, the officers of the Corporation shall be deemed to be the Trustee for that purpose and that purpose only, and any one of such officers shall have the power to make such transfer without the consent of any other officer.

          13.  Acceptance by Voting Trustee.  The Voting Trustee hereby accepts
               ----------------------------
the trust created by the terms of this agreement and agrees to perform his duties hereunder.

          14.  Miscellaneous.  This agreement shall be construed and enforced in
               -------------
accordance with the laws of the state of Minnesota. This agreement shall evidence the complete understanding and agreement among the parties hereto relative to the matters discussed herein and supersedes all prior written or oral agreements or understandings relative to such matters. This agreement may be executed in multiple counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one instrument.



         [The balance of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date set forth in the first paragraph.

                                    VOTING TRUSTEE:

                                     /s/ Peter J. King
                                     --------------------------------
                                     Peter J. King, Voting Trustee

                                     SHAREHOLDERS:

                                    PETER J. KING 1996 GRANTOR
                                    RETAINED ANNUITY TRUST:


                                     /s/ Stephen D. Higgins
                                     --------------------------------
                                     Stephen D. Higgins, Trustee

                                     WILLIAM B. KING STOCK TRUST:


                                    /s/ William B. King
                                    --------------------------------
                                    William B. King, Trustee


                                    /s/ Stephen D. Higgins
                                    ---------------------------------
                                    Stephen D. Higgins, Trustee


                                    RUSSELL S. KING STOCK TRUST:


                                    /s/ Russell S. King
                                    --------------------------------
                                    Russell S. King, Trustee


                                    /s/ Stephen D. Higgins
                                    ---------------------------------
                                    Stephen D. Higgins, Trustee

                                                                      Schedule 1
                                                                      ----------



Shareholders                                            Number of Shares
------------                                            ----------------


PETER J. KING 1996 GRANTOR
RETAINED ANNUITY TRUST                                       431,999


WILLIAM B. KING STOCK TRUST                                1,054,526


RUSSELL S. KING STOCK TRUST                                1,054,526